ACQUISITION AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 3, 2007

BY AND AMONG

JUPITER MARINE INTERNATIONAL HOLDINGS, INC. (JMIH), a Florida corporation,

JUPITER MARINE SUB CORP. (JMSC), a Florida corporation

AND

DIAMOND INFORMATION INSTITUTE (DII), a New Jersey corporation

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 3, 2007, is by and among Jupiter Marine International Holdings, Inc., a Florida corporation (“JMIH”), Jupiter Marine Sub Corp., a Florida corporation and wholly owned subsidiary of JMIH (“JMSC”) and Diamond Information Institute, a New Jersey corporation (“DII”).

Whereas, the Boards of Directors of JMIH, JMSC and DII each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, this Agreement constitutes the entire, final and complete agreement between JMIH and DII and supersedes and replaces all prior or existing written and oral agreements, between JMIH and DII with respect to the subject matter hereof;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

Whereas, JMIH, JMSC and DII desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, JMIH, JMSC and DII hereby agree as follows:

ARTICLE 1.

The Merger

Section 1.1 The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FGCL”) and New Jersey General Corporation Law ("NJGCL"), JMSC shall be merged with and into DII (the “Merger”). Following the Merger, DII shall continue as the surviving corporation (the “Surviving Corporation”), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of JMSC shall cease. DII shall continue its existence as a wholly owned subsidiary of JMIH. JMIH’s name will be changed to Bergio International, Inc. at the Effective Time. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the “Merger Certificate”) shall be duly executed and acknowledged by each of DII, JMSC and JMIH, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Florida and New Jersey for filing pursuant to the FGCL and NJGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective as set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the “Effective Time”).

Section 1.3 Closing of the Merger. The closing of the Merger (the “Closing”) will take place upon satisfaction of the conditions set forth in Article 5 but no later than December 31, 2007 (the “Closing Date”), at the offices of Securities Law Institute, 770 East Warm Springs Road, Suite 250, Las Vegas, Nevada, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the FGCL and NJGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of JMSC shall vest in the Surviving Corporation, and all debts, liabilities and duties of JMSC shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, DII shall remain a wholly owned subsidiary of JMIH. JMIH will change its name to Bergio International.

Section 1.5 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of DII in the respective forms delivered by DII to JMIH prior to the date of this Agreement will remain in full force and effect and will be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6 Board of Directors and Officers.

(a) Board of Directors of JMSC. At or prior to the Effective Time, JMIH agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of JMSC to be one (1) person and (ii) to cause Carl Herndon, (the “JMIH Designee”) to be elected as the sole director of JMSC.

(b) Board of Directors of JMIH. At or prior to the Effective Time, each of DII and JMIH agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of JMIH to be one (1) person and (ii) to cause Berge Abajian (the “DII Designee”) to be elected as the sole director of JMIH. If the DII Designee shall decline or be unable to serve as a director prior to the Effective Time, DII shall nominate another person to serve in such person’s stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Berge Abajian shall be Chief Executive Officer, Secretary and Treasurer of the Surviving Corporation and JMIH.

Section 1.7 Conversion of Shares.

(a) At the Effective Time, the shareholders of DII (collectively the “DII Shareholders”) holding shares of common stock, $0.001 par value per share, of DII (individually a “DII Share” and collectively, the “DII Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of DII, JMIH, JMSC or the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate formerly representing such share, (i)

shares of JMIH's Common Stock, $0.001 par value per share as follows: Berge Abajian – 6,050,000, Ralph Amato – 1,050,000, Scott Wanstrath – 250,000, Hagop Baghdadlian – 50,000 and (ii) shares of JMIH’s Series A Voting Convertible Preferred Stock, no par value per share as follows: Berge Abajian – 900,000, Ralph Amato – 100,000, Scott Wanstrath – 25,000. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of JMIH Common Stock or DII Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of JMIH Common Stock into which each share of DII Common Stock will be converted as a result of the Merger will be adjusted per amendment to this Agreement.

(b) DII hereby acknowledges that (i) the JMIH Shares have not been and will not be registered under the Securities Act of 1933 (“1933 Act”) or under the securities laws of any state and, therefore, the JMIH Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations as are available; and (ii) the transferability of the JMIH Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(c) Rights and Preferences of the Series A Voting Convertible Preferred Shares (“Preferred Shares”) is as follows:

(i)        Voting rights of 10 votes per one share of Preferred Shares;

(ii)       Conversion rights of one share of Preferred Shares convertible to 10 shares of JMIH Common Stock;

(iii)      Preferred Shares Restrictions – the Preferred Shares shall automatically cancel, rendering all voting rights and conversion rights void, in the event that the transactions contemplated with North American Jewelers, Inc. and Steckbeck Jewelry, PVT (the “Acquisitions”) as further defined in the “Rights and Preferences of the Series A Voting Convertible Preferred Shares,” as attached hereto, or other acquisition(s) with comparable value to the Acquisitions are not completed by October 15, 2007 or 90 days after closing of the Merger, whichever occurs later in time.

(d) At the Effective Time, each DII Share held in the treasury of DII, by DII immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of DII, JMSC or JMIH be canceled, retired and cease to exist and no payment shall be made with respect thereto.

(e) At the Effective Time, and prior to the issuance of the DII Shares, JMIH will reverse split its issued and outstanding shares of common stock on a ratio of 12:1. Therefore, each shareholder of JMIH prior to the Merger shall hold one (1) share of JMIH stock for every twelve (12) shares of JMIH stock (subject to the rounding up of fractional shares).

(f)  Prior to the Effective Time JMIH shall complete the share exchange agreement by and between JMIH and certain affiliates of JMIH whereby JMIH shall transfer 100% of its interest in its wholly owned subsidiaries, Jupiter Marine International, Inc. (“JMI”) and Phoenix Yacht Corporation (“PYC”) in exchange of 9,987,833 shares of previously issued and outstanding shares of JMIH common stock and other consideration (the Share Exchange Agreement). The form of the Share Exchange Agreement is attached as an exhibit hereto.

Section 1.8 Exchange of Certificates.

(a) Prior to the Effective Time, JMIH shall enter into an agreement with, and shall deposit with, Securities Law Institute, or such other agent or agents as may be satisfactory to JMIH and DII (the “Exchange Agent”), for the benefit of the holders of DII Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of JMIH Shares to be issued to holders of DII Shares issuable pursuant to Section 1.7 in exchange for outstanding DII Shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding DII Shares (the “Certificates”) whose shares were converted into the right to receive JMIH Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as DII and JMIH may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing JMIH Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole JMIH Shares and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of DII Shares which are not registered in the transfer records of DII, a certificate representing the proper number of JMIH Shares may be issued to a transferee if the Certificate representing such DII Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or JMIH to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing JMIH Shares as contemplated by this Section 1.8.

(c) No dividends or other distributions declared or made after the Effective Time with respect to JMIH Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the JMIH Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for DII Shares or JMIH Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such JMIH Shares; provided, however, that JMIH or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All JMIH Shares issued upon the surrender for exchange of DII Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such DII Shares. There shall be no further registration of transfers on the stock transfer books of either of DII or JMIH of the DII Shares or JMIH Shares, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to JMIH for any reason, they shall be canceled and exchanged as provided in this Article I.

Section 1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, DII or JMIH reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest JMIH with full right, title and possession to all assets, property, rights, privileges, powers and franchises of DII, the officers and directors of JMIH and DII are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2.

Representations and Warranties of JMIH

Except as set forth on the Disclosure Schedule delivered by JMIH and JMSC to DII (the “JMIH Disclosure Schedule”), JMIH and JMSC hereby represent and warrant to DII as follows:

Section 2.1 Organization and Qualification.

(a) Each of JMIH and JMSC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on JMIH. When used in connection with JMIH, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of JMIH, other than any change or effect arising out of general economic conditions unrelated to any business in which JMIH is engaged, or (ii) that may impair the ability of

JMIH to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) JMIH has heretofore delivered to DII accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of JMIH. Except as set forth on Schedule 2.1 of the JMIH Disclosure Schedule, JMIH is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on JMIH.

Section 2.2 Capitalization of JMIH.

(a) The authorized capital stock of JMIH consists of: (i) Fifty Million (50,000,000) JMIH Common Shares, par value $0.001 per share, of which, as of April 28, 2007, approximately Eighteen Million, Eight Hundred and Sixty-three thousand, Eight Hundred and Sixty-one (18,863,861) JMIH Shares were issued and outstanding. Prior to the Effective Time, shareholders of JMIH, holding 9,987,833 shares of common stock of JMIH (the “Cancellation Shares”), will return for cancellation the Cancellation Shares in exchange for 100% of the issued and outstanding securities of JMI, PYC and remaining assets of JMIH pursuant to the Share Exchange Agreement. A reverse split of the issued and outstanding JMIH Shares will be implemented prior to the Effective Time. The Common Shares will be reverse split at a ratio of 1 for 12, resulting in approximately Seven Hundred and Thirty-Nine thousand, Six Hundred Sixty-Nine (739,669) JMIH Shares to be issued and outstanding. The authorized capital stock of JMSC consists of One Million (1,000,000) shares of common stock ("JMSC Shares"), of which, as of the date of this Agreement, One thousand (1,000) shares were issued and outstanding. All of the outstanding JMIH Shares and JMSC Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of JMIH or JMSC, (ii) securities of JMIH convertible into or exchangeable for shares of capital stock or voting securities of JMIH or JMSC, (iii) options or other rights to acquire from JMIH or JMSC and, except as described in the JMIH SEC Reports (as defined below), no obligations of JMIH or JMSC to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of JMIH or JMSC, and (iv) equity equivalents, interests in the ownership or earnings of JMIH or JMSC or other similar rights (collectively, “JMIH Securities”). As of the date hereof, except as set forth on Schedule 2.2(a) of the JMIH Disclosure Schedule there are no outstanding obligations of JMIH or its subsidiaries to repurchase, redeem or otherwise acquire any JMIH Securities or stockholder agreements, voting trusts or other agreements or understandings to which JMIH is a party or by which it is bound relating to the voting or registration of any shares of capital stock of JMIH. For purposes of this Agreement, ‘‘Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The JMIH Common Shares constitute the only class of equity securities of JMIH registered under the Exchange Act.

(c) Other than its 100% ownership of JMSC and 100% of JMI and PYC, JMIH does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3 Authority Relative to this Agreement; Recommendation.

(a) JMIH and JMSC have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of JMIH (the “JMIH Board”) and the Board of Directors of JMSC and no other corporate proceedings on the part of JMIH or JMSC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.3.(b) and Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding JMSC Shares, and the adoption of this Agreement by the holders of at least a majority of the then outstanding JMIH Shares. This Agreement has been duly and validly executed and delivered by JMIH and JMSC and constitutes a valid, legal and binding agreement of JMIH and JMSC, enforceable against JMIH and JMSC in accordance with its terms.

(b) The JMIH Board has resolved to recommend that JMIH, the sole shareholder of JMSC, approve and adopt this Agreement. Additionally, the Board has resolved to recommend that JMIH shareholders approve and adopt this Agreement, and the actions required to be taken to effectuate the terms and conditions set forth in this Agreement.

Section 2.4 SEC Reports; Financial Statements.

(a) JMIH has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) from December 31, 2002 through the period ended January 27, 2007, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. JMIH has heretofore delivered or promptly will deliver prior to the Effective Date to DII, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Quarterly Report on Form 10-QSB for the period year ended April 28, 2007, (ii) all definitive proxy statements relating to JMIH’s meetings of stockholders (whether annual or special) held since December 31, 2002, if any, and (iii) all other reports or registration statements filed by JMIH with the SEC since December 31, 2002. None of such JMIH SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of JMIH included in the JMIH SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of

JMIH as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the JMIH SEC Reports have been so filed.

(b) JMIH has heretofore made available or promptly will make available to DII a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by JMIH with the SEC pursuant to the Exchange Act.

Section 2.5 Information Supplied. None of the information supplied or to be supplied by JMIH for inclusion or incorporation by reference in connection with the Merger will at the date filed with the SEC and made available to shareholders of JMIH, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ‘‘HSR Act’’), the rules of the National Association of Securities Dealers, Inc. (“NASD”), the filing and recordation of the Merger Certificate as required by the FGCL, and as set forth on Schedule 2.6 of the JMIH Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by JMIH and JMSC of this Agreement or the consummation by JMIH and JMSC of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on JMIH or JMSC.

Except as set forth in Section 2.6 of the JMIH Disclosure Schedule, neither the execution, delivery and performance of this Agreement by JMIH and JMSC nor the consummation by JMIH or JMSC of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of JMIH or JMSC, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which JMIH is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to JMIH or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on JMIH or JMSC.

Section 2.7 No Default. Except as set forth in Section 2.7 of the JMIH Disclosure Schedule, neither JMIH nor JMSC is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which JMIH is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to JMIH or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on JMIH or JMSC. Except as set forth in Section 2.7 of the JMIH Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which JMIH is now a party or by which its respective properties or assets may be bound that is material to JMIH or JMSC and that has not expired is in full force and effect and is not subject to any material default thereunder of which JMIH or JMSC is aware by any party obligated to JMIH thereunder.

Section 2.8 No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the JMIH Disclosure Schedule and except as and to the extent publicly disclosed by JMIH in the JMIH SEC Reports, as of April 28, 2007, JMIH does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of JMIH (including the notes thereto) or which would have a Material Adverse Effect on JMIH. Except as publicly disclosed by JMIH, since April 28, 2007, JMIH has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to JMIH having or which reasonably could be expected to have, a Material Adverse Effect on JMIH. Except as and to the extent publicly disclosed by JMIH in the JMIH SEC Reports and except as set forth in Section 2.8 of the JMIH Disclosure Schedule, since April 28, 2007, there has not been (i) any material change by JMIH in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by JMIH of any of its assets having a Material Adverse Effect on JMIH, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9 Litigation. Except as publicly disclosed by JMIH in the JMIH SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of JMIH, threatened against JMIH or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on JMIH or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by JMIH in the JMIH SEC Reports, JMIH is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on JMIH or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10 Compliance with Applicable Law. Except as publicly disclosed by JMIH in the JMIH SEC Reports, JMIH and JMSC hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “JMIH Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on JMIH. Except as publicly disclosed by JMIH in the JMIH SEC Reports, JMIH is in compliance with the terms of the JMIH Permits, except where the failure to so comply would not have a Material Adverse Effect on JMIH. Except as publicly disclosed by JMIH in the JMIH SEC Reports, the business of JMIH is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on JMIH. Except as publicly disclosed by JMIH in the JMIH SEC Reports, no investigation or review by any Governmental Entity with respect to JMIH is pending or, to the knowledge of JMIH, threatened, nor, to the knowledge of JMIH, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which JMIH reasonably believes will not have a Material Adverse Effect on JMIH.

Section 2.11 Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the JMIH Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to at any time by JMIH or any entity required to be aggregated with JMIH pursuant to Section 414 of the Code (each, a “JMIH Employee Plan”), no event has occurred and to the knowledge of JMIH, no condition or set of circumstances exists in connection with which JMIH could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on JMIH.

(b) (i) No JMIH Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each JMIH Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the JMIH Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any JMIH Stock Options, together with the number of JMIH Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the JMIH Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. JMIH has furnished DII with complete copies of the plans pursuant to which the JMIH Stock Options were issued. Other than the automatic vesting of JMIH Stock Options that may occur without any action on the part of JMIH or its officers or directors, JMIH has not taken any action that would result in any JMIH Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) JMIH has made available to DII (i) a description of the terms of employment and compensation arrangements of all officers of JMIH and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating JMIH to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of JMIH who have executed a non-competition agreement with JMIH and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of JMIH with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of JMIH with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the JMIH Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any JMIH Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f)  There are no controversies pending or, to the knowledge of JMIH, threatened, between JMIH and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on JMIH. Neither JMIH nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by JMIH or any of its subsidiaries (and neither JMIH nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does JMIH know of any activities or proceedings of any labor union to organize any of its or its subsidiaries employees. JMIH has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12 Environmental Laws and Regulations.

(a) Except as publicly disclosed by JMIH in the JMIH SEC Reports, (i) JMIH is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on JMIH, which compliance includes, but is not limited to, the possession by JMIH of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) JMIH has not received written notice of, or, to the knowledge of JMIH, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental

Claim”) that could reasonably be expected to have a Material Adverse Effect on JMIH; and (iii) to the knowledge of JMIH, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by JMIH, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on JMIH that are pending or, to the knowledge of JMIH, threatened against JMIH or, to the knowledge of JMIH, against any person or entity whose liability for any Environmental Claim JMIH has or may have retained or assumed either contractually or by operation of law.

Section 2.13 Tax Matters.

(a) Except as set forth in Section 2.13 of the JMIH Disclosure Schedule: (i) JMIH has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of JMIH and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to JMIH have been paid in full or have been provided for in accordance with GAAP on JMIH’s most recent balance sheet which is part of the JMIH SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to JMIH; (iv) to the knowledge of JMIH none of the Tax Returns of or with respect to JMIH is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to JMIH which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) “Tax Return” shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14 Title to Property. JMIH has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on JMIH; and, to JMIH’s knowledge, all leases pursuant to which JMIH leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of JMIH, under any of such leases, any existing material default or event of default (or event which with the giving of notice or lapse of time, or both, would constitute a default and in respect of which JMIH has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on JMIH.

Section 2.15 Insurance. JMIH currently does not maintain general liability and other business insurance.

Section 2.16 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding JMSC Shares and a majority of the outstanding JMIH Shares are the only vote of the holders of any class or series of JMSC’s capital stock and JMIH necessary to approve and adopt this Agreement and the Merger.

Section 2.17 Tax Treatment. Neither JMIH or JMSC nor, to the knowledge of JMIH or JMSC, any of their affiliates have taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.18 Affiliates. Except for the directors and executive officers of JMIH, each of whom is listed in Section 2.19 of the JMIH Disclosure Schedule, there are no persons who, to the knowledge of JMIH, may be deemed to be affiliates of JMIH under Rule 1-02(b) of Regulation S-X of the SEC (the “JMIH Affiliates”).

Section 2.19 Certain Business Practices. None of JMIH or JMSC or any directors, officers, agents or employees of JMIH or JMSC has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) made any other unlawful payment.

Section 2.20 Insider Interests. Except as set forth in Section 2.21 of the JMIH Disclosure Schedule, no officer or director of JMIH has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or JMIH Intellectual Property Rights, used in or pertaining to the business of JMIH, except for the ordinary rights of a stockholder or employee stock optionholder.

Section 2.21 Opinion of Financial Adviser. ManageSource Research has been retained by JMIH and DII to render an independent opinion as to whether the transaction contemplated herein, from an economic perspective, is fair to both affiliated and non-affiliated shareholders. ManageSource Research has delivered to the JMIH Board and the DII Board a written opinion to the effect that, as of such date, “that the Business Combination as presented by the Parties is fair, from an economic perspective, to the Parties and their affiliate and non-affiliate shareholders.

Section 2.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of JMIH or JMSC.

Section 2.23 Disclosure. No representation or warranty of JMIH or JMSC in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to DII pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.24 No Existing Discussions. As of the date hereof, JMIH is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.25 Material Contracts.

(a) JMIH and JMSC have delivered or otherwise made available to DII true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which either JMIH and JMSC is a party affecting the obligations of any party thereunder) to which either JMIH or JMSC is a party or by which any of their respective properties or assets are bound that are, material to the business, properties or assets of JMIH or JMSC taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of JMIH or JMSC taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which JMIH is a party involving employees of JMIH); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since April 28, 2007; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the “JMIH Contracts”). Neither JMIH nor JMSC is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the JMIH Contracts is valid and enforceable in accordance with its terms, and there is no default under any JMIH Contract so listed either by JMIH or JMSC or, to the knowledge of JMIH or JMSC, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by JMIH or JMSC or, to the knowledge of JMIH or JMSC, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on JMIH or JMSC.

(c) No party to any such JMIH Contract has given notice to JMIH of or made a claim against JMIH or JMSC with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on JMIH or JMSC.

ARTICLE 3.

Representations and Warranties of DII

Except as set forth on the Disclosure Schedule delivered by DII to JMIH (the “DII Disclosure Schedule”), DII hereby represents and warrants to JMIH as follows:

Section 3.1 Organization and Qualification.

(a) DII is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on DII. When used in connection with DII, the term “Material Adverse Effect’’ means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of DII, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any business in which DII is engaged, or (ii) that may impair the ability of DII to consummate the transactions contemplated hereby.

(b) DII has heretofore delivered to JMIH accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of DII. DII is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on DII.

Section 3.2 Capitalization of DII.

(a) As of the date of this Agreement, the authorized capital stock of DII consists of; (i) Twenty-five Million (25,000,000) DII Common Shares, $0.001 par value, Seventeen Million Six Hundred Fifty Thousand (17,650,000) common Shares were issued and were outstanding. All of the outstanding DII Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(c) of the DII Disclosure Schedule, between June 4, 2007 and the date hereof, no shares of DII’s capital stock have been issued and no DII Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of DII, (ii) securities of DII convertible into or exchangeable for shares of capital stock or voting securities of DII, (iii) options or other rights to acquire from DII, or obligations of DII to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of DII, or (iv) equity equivalents, interests in the ownership or earnings of DII or other similar rights (collectively, “DII Securities”). As of the date hereof, there are no outstanding obligations of DII to repurchase, redeem or otherwise acquire any DII Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which DII is a party or by which it is bound relating to the voting or registration of any shares of capital stock of DII.

(c) Except as set forth in Section 3.2(d) of the DII Disclosure Schedule, there are no securities of DII convertible into or exchangeable for, no options or other rights to acquire from DII, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of DII.

(d)	The DII Shares constitute the only class of equity securities of DII.

(e) Except as set forth in Section 3.2(f) of the DII Disclosure Schedule, DII does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3 Authority Relative to this Agreement; Recommendation.

(a) DII has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of DII (the “DII Board”), and no other corporate proceedings on the part of DII are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding DII Shares. This Agreement has been duly and validly executed and delivered by DII and constitutes a valid, legal and binding agreement of DII, enforceable against DII in accordance with its terms.

(b) The DII Board has resolved to recommend that the stockholders of DII approve and adopt this Agreement.

Section 3.4 Financial Statements.

(a) DII has delivered to JMIH the audited balance sheet of DII as of December 31, 2006 (the balance sheet as of December 31, 2006 is hereinafter referred to as the “Balance Sheet’), and the related statements of income, shareholders’ equity and cash flows of DII for the two fiscal year ended December 31, 2006 and the independent auditors’ report thereon. In addition, DII has delivered to JMIH the reviewed balance sheet of DII as of March 31, 2007, and the related statements of income, shareholders’ equity and cash flows of DII for the three months ended March 31, 2007. DII represents that the March 31, 2007 financial statements have been reviewed by DII’s independent certified public accountants. All the foregoing financial statements are referred to herein collectively as the “DII Financial Statements.”

(b) The DII Financial Statements have been and will be prepared in accordance with applicable GAAP throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet), applied on a consistent basis, and fairly reflect and will reflect in all material respects the financial condition of DII as at the dates thereof and the results of the operations of DII for the periods then ended, and are true and complete and are consistent with the books and records of DII.

(c) DII has no debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except: (a) those reflected on the Balance Sheet, including the notes thereto, and (b) liabilities incurred in the ordinary course of business since March 31, 2007, none of which have had or will have a Material Adverse Effect on the financial condition of DII.

(d) DII is currently under contract to acquire North American Jewelers, Inc. and Steckbeck Jewelry, manufactures of high-end jewelry. A copy of the contract is attached hereto.

Section 3.5 Information Supplied. None of the information supplied or to be supplied by DII for inclusion or incorporation by reference to the 8-K and Information Statement will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6 Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the DII Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NJGCL and FGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by DII of this Agreement or the consummation by DII of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on DII.

Neither the execution, delivery and performance of this Agreement by DII nor the consummation by DII of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of DII, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DII is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to DII or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on DII.

Section 3.7 No Default. DII is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DII is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to DII, or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on DII. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DII is now a party or by which it or any of its properties or assets may be bound that is material to DII taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which DII is aware by any party obligated to DII thereunder.

Section 3.8 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by DII, DII has not had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of DII (including the notes thereto) or which would have a Material Adverse Effect on DII. Except as disclosed by DII, DII has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to DII having or which could reasonably be expected to have, a Material Adverse Effect on DII. Except as and to the extent disclosed by DII there has not been (i) any material change by DII in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by DII of any of its assets having a Material Adverse Effect on DII, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9 Litigation. Except as set forth in Schedule 3.9 of the DII Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of DII, threatened against DII or any of its properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on DII or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by DII, DII is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on DII or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10 Compliance with Applicable Law. Except as disclosed by DII, DII holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “DII Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on DII. Except as disclosed by DII, DII is in compliance with the terms of the DII Permits, except where the failure so to comply would not have a Material Adverse Effect on DII. Except as disclosed by DII, the businesses of DII is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on DII. Except as disclosed by DII no investigation or review by any Governmental Entity with respect to DII is pending or, to the knowledge of DII, threatened, nor, to the knowledge of DII, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which DII reasonably believes will not have a Material Adverse Effect on DII.

Section 3.11 Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained or contributed to at any time by DII or any entity required to be aggregated with DII pursuant to Section 414 of the Code (each, a “DII Employee Plan”), no event has occurred and, to the knowledge of DII, no condition or set of circumstances exists in connection with which DII could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on DII.

(b) (i) No DII Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each DII Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the DII Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any DII Stock Options, together with the number of DII Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the DII Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. DII has furnished JMIH with complete copies of the plans pursuant to which the DII Stock Options were issued. Other than the automatic vesting of DII Stock Options that may occur without any action on the part of DII or its officers or directors, DII has not taken any action that would result in any DII Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) DII has made available to JMIH (i) a description of the terms of employment and compensation arrangements of all officers of DII and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating DII to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of DII who have executed a non-competition agreement with DII and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of DII with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the DII with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the DII Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any DII Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f)  There are no controversies pending or, to the knowledge of DII threatened, between DII and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on DII. DII is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by DII (and DII does not have any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does DII know of any activities or proceedings of any labor union to organize any of its or employees. DII has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its employees.

Section 3.12 Environmental Laws and Regulations.

(a) Except as disclosed by DII, (i) DII is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on DII, which compliance includes, but is not limited to, the possession by DII of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) DII has not received written notice of, or, to the knowledge of DII, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on DII; and (iii) to the knowledge of DII, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by DII, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on DII that are pending or, to the knowledge of DII, threatened against DII or, to the knowledge of DII, against any person or entity whose liability for any Environmental Claim DII has or may have retained or assumed either contractually or by operation of law.

Section 3.13 Tax Matters. Except as set forth in Section 3.13 of the DII Disclosure Schedule: (i) DII has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of DII and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to DII have been paid in full or have been provided for in accordance with GAAP on DII’s most recent balance sheet; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to DII; (iv) to the knowledge of DII none of the Tax Returns of or with respect to DII is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to DII which has not been abated or paid in full.

Section 3.14 Title to Property. DII has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on DII; and, to DII’s knowledge, all leases pursuant to which DII leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of DII, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which DII has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on DII.

Section 3.15 Intellectual Property.

(a) DII owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the “DII Intellectual Property Rights”).

(b) Except as set forth in Section 3.15(b) of the DII Disclosure Schedule the validity of the DII Intellectual Property Rights and the title thereto of DII, as the case may be, is not being questioned in any litigation to which DII is a party.

(c) The conduct of the business of DII as now conducted does not, to DII’s knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any DII Intellectual Property Rights.

(d) DII has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where DII has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16 Insurance. DII currently does not maintain general liability and other business insurance.

Section 3.17 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding DII Shares is the only vote of the holders of any class or series of DII’s capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18 Tax Treatment. Neither DII nor, to the knowledge of DII, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19 Affiliates. Except for the directors and executive officers of DII, each of whom is listed in Section 3.19 of the DII Disclosure Schedule, there are no persons who, to the knowledge of DII, may be deemed to be affiliates of DII under Rule 1-02(b) of Regulation S-X of the SEC (the “DII Affiliates”).

Section 3.20 Certain Business Practices. None of DII, or any of the DII directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21 Insider Interests. Except as set forth in Section 3.21 of the DII Disclosure Schedule, no officer or director of DII has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or DII Intellectual Property Rights, used in or pertaining to the business of DII, except for the ordinary rights of a stockholder or employee stock optionholder.

Section 3.22 Opinion of Financial Adviser. ManageSource Research has been retained by JMIH and DII to render an independent opinion as to whether the transaction contemplated herein, from an economic perspective, is fair to both affiliated and non-affiliated shareholders. ManageSource Research has delivered to the JMIH Board and the DII Board a written opinion to the effect that, as of such date, “that the Business Combination as presented by the Parties is fair, from an economic perspective, to the Parties and their affiliate and non-affiliate shareholders.

Section 3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DII, except pursuant to an agreement between DII and Ventana Capital Partners.

Section 3.24 Disclosure. No representation or warranty of DII in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to JMIH pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25 No Existing Discussions. As of the date hereof, DII is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.26 Material Contracts.

(a) DII has delivered or otherwise made available to JMIH true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which DII is a party affecting the obligations of any party thereunder) to which DII is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of DII taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of DII taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which DII is a party involving employees of DII); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the “DII Contracts”). DII is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the DII Contracts is valid and enforceable in accordance with its terms, and there is no default under any DII Contract so listed either by DII or, to the knowledge of DII, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by DII or, to the knowledge of DII, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on DII.

(c) No party to any such DII Contract has given notice to DII of or made a claim against DII with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on DII.

ARTICLE 4.

Covenants

Section 4.1 Conduct of Business of JMIH. Except as contemplated by this Agreement or as described in Section 4.1 of the JMIH Disclosure Schedule, during the period from the date hereof to the Effective Time, JMIH will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the JMIH Disclosure Schedule, prior to the Effective Time, JMIH will not, without the prior written consent of DII:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of JMIH (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of JMIH; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f)  except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent JMIH from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2007 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2007 in amounts previously disclosed to DII (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to JMIH);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i)  revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j)  (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to JMIH; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to JMIH;

(l)  settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on JMIH;

(m)commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of JMIH contained in this Agreement untrue or incorrect.

Section 4.2 Conduct of Business of DII. Except as contemplated by this Agreement or as described in Section 4.2 of the DII Disclosure Schedule during the period from the date hereof to the Effective Time, DII will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the DII Disclosure Schedule, prior to the Effective Time, DII will not, without the prior written consent of JMIH:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of DII (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of DII; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f)  except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent DII from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2007 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2007 in amounts previously disclosed to JMIH (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to DII);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i)  revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j)  (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to DII; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to DII;

(l)  settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on DII;

(m)commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of DII contained in this Agreement untrue or incorrect.

Section 4.3 Preparation of Information Statement and 8-K. DII and JMIH shall promptly prepare and file with the SEC; a Information Statement setting forth the information required in Schedule 14A, and requesting shareholder approval as required herein; and, (ii) a Current Report on Form 8-K within four (4) days of the Effective Time of this Agreement disclosing the Merger, if required by counsel.

Section 4.4 Other Potential Acquirers. DII and JMIH, and their respective affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or merger.

Section 4.5 Meetings of Stockholders. Each of DII and JMSC shall take all actions necessary, in accordance with the respective General Corporation Law of its respective state, and its respective articles of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders, or receive a written majority consent of its respective stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the FGCL and its charter and bylaws, in the case of JMSC and the General Corporation Law of its respective state, and its charter and bylaws, in the case of DII. JMSC and DII will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters.

Section 4.6 OTC:BB Listing. The parties shall use all reasonable efforts to continue to cause the JMIH Shares, subject to Rule 144, to be quoted on the Over-the-Counter Bulletin Board.

Section 4.7 Access to Information.

(a) Between the date hereof and the Effective Time, JMIH will give DII and its authorized representatives, and DII will give JMIH and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, JMIH shall make available to DII, and DII will make available to JMIH, within 25 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8 Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Information Statement and 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, DII, JMSC and JMIH agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the DII and JMSC stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9 Public Announcements. DII and JMIH will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with the NASD Over-the-Counter Bulletin Board (OTC:BB) as determined by DII or JMIH.

Section 4.10 Indemnification. From and after the Effective Time, JMIH and JMSC shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the ‘‘Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) JMIH shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to JMIH, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the FGCL or its certificate of incorporation or bylaws, (ii) JMIH will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the FGCL and JMIH’s certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to JMIH and the Indemnified Party; provided, however, that JMIH shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

(a) In the event JMIH or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of JMIH shall assume the obligations set forth in this Section 4.11.

(b) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of JMIH and DII and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in JMIH’s and DII’s certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(c) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.11 Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5.

Conditions to Consummation of the Merger

Section 5.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of JMSC, JMIH and DII;

(b) this Agreement shall have been approved and adopted by the Board of Directors of JMIH, JMSC and DII;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

(e) delivery of a fairness opinion for this Agreement and the Share Exchange Agreement reasonably satisfactory in form and substance to DII and JMIH;

(f)	completion of the Share Exchange Agreement; and

(g) DII and JMIH shall each provide an officer’s certificate dated as of the Closing Date setting forth the fulfillment of certain conditions and provisions under this Agreement reasonably acceptable to the other party.

Section 5.2 Conditions to the Obligations of JMIH and JMSC. The obligation of JMIH and JMSC to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of DII contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on DII) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing DII shall have delivered to JMIH a certificate to that effect;

(b) each of the covenants and obligations of DII to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing DII shall have delivered to JMIH a certificate to that effect;

(c) DII shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of DII under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of JMIH, individually or in the aggregate, have a Material Adverse Effect on DII;

(d) there shall have been no events, changes or effects with respect to DII having or which could reasonably be expected to have a Material Adverse Effect on DII.

Section 5.3 Conditions to the Obligations of DII. The respective obligations of DII to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of JMIH and JMSC contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on JMIH) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing JMIH shall have delivered to DII a certificate to that effect;

(b) each of the covenants and obligations of JMIH to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing JMIH shall have delivered to DII a certificate to that effect; and

(c) JMIH shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of JMIH under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of DII, individually or in the aggregate, have a Material Adverse Effect on JMIH;

(d) DII shall have received an Agreement of Indemnification acceptable to DII shareholders with respect to the environmental clean up and the costs associated therewith as disclosed in the 8-K filed by JMIH on or about June 1, 2007; and

(e) there shall have been no events, changes or effects with respect to JMIH having or which could reasonably be expected to have a Material Adverse Effect on JMIH.

ARTICLE 6.

Termination; Amendment; Waiver

Section 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by JMSC’s or DII’s stockholders:

(a)	by either JMIH or DII after December 31, 2007;
(b)	by mutual written consent of JMIH and DII;

(c) by DII or JMIH if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by December 31, 2007; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(d) by JMIH if (i) there shall have been a breach of any representation or warranty on the part of DII set forth in this Agreement, or if any representation or warranty of DII shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by December 31, 2007 (or as otherwise extended), (ii) there shall have been a breach by DII of any of their respective covenants or agreements hereunder having a Material Adverse Effect on DII or materially adversely affecting (or materially delaying) the consummation of the Merger, and DII, as the case may be, has not cured such breach within 20 business days after notice by JMIH thereof, provided that JMIH has not breached any of its obligations hereunder, (iii) JMIH shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) JMIH shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

(e) by DII if (i) there shall have been a breach of any representation or warranty on the part of JMIH or JMSC set forth in this Agreement, or if any representation or warranty of JMIH or JMSC shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by December 31, 2007 (or as otherwise extended), (ii) there shall have been a breach by JMIH or JMSC of its covenants or agreements hereunder having a Material Adverse Effect on JMIH or materially adversely affecting (or materially delaying) the consummation of the Merger, and JMIH, as the case may be, has not cured such breach within twenty business days after notice by DII thereof, provided that DII has not breached any of its obligations hereunder, (iii) the JMIH Board shall have recommended to JMSC’s stockholders a Superior Proposal, (iv) the JMIH Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders’ meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) DII shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) JMSC shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

Section 6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3 Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. DII shall be responsible for the organizational costs of JMSC. DII and JMIH shall share the costs of EDGAR associated with the filing of the Information Statement, as amended, with the SEC.

Section 6.4 Amendment. This Agreement may be amended by action taken by JMIH, JMSC and DII at any time before or after approval of the Merger by the stockholders of JMSC and DII (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7.

Miscellaneous

Section 7.1 Nonsurvival of Representations and Warranties. Except as otherwise provided herein, the representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3 Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to Diamond Information Institute:

Diamond Information Institute

Mr. Berge Abajian

12 Daniel Road East

Suite #301

Fairfield, NJ 07004

with a copy to:

Stoecklein Law Group

Donald J. Stoecklein, Esq.

Suite 400

402 West Broadway

San Diego, California 92101

djs@slgseclaw.com

if to JMIH or JMSC:

Jupiter Marine International Holding, Inc.

1103 12th Street East

Palmetto FL 34221

http:www.jupitermarine.com

with a copy to:

Arnstein & Lehr LLP

Brian A. Pearlman, Esq.

200 East Las Olas Boulevard, Suite 1700

Fort Lauderdale, FL 33301

bapearlman@arnstein.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of law thereof.

Section 7.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8 Certain Definitions. For the purposes of this Agreement, the term:

(a) “affiliate” means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)	“business day” means any day other than a day on which Nasdaq is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “knowledge’’ or “known’’ means, with respect to any matter in question, if an executive officer of JMIH or its subsidiaries, or DII, as the case may be, has actual knowledge of such matter;

(e) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f)  “subsidiary” or “subsidiaries” of JMIH, DII or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which JMIH, DII or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of JMIH, DII or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DII:

Diamond Information Institute

a New Jersey corporation

By:
Berge Abajian
President

JMIH:

Jupiter Marine International Holding, Inc.

a Florida corporation

By:
Carl Herndon
President

JMSC:

Jupiter Marine Sub Corp.

a Florida corporation

By:
Carl Herndon
President